March 10, 2015

Jim R. Yates
550 Kahiau Loop
Honolulu, HI 96821

Re:    Employment Offer

Par Petroleum Corporation (“PAR” or the “Company”) is pleased to extend this letter as confirmation of your offer of employment as President of Mid Pac Petroleum, LLC (”Mid Pac”) following consummation of that certain Agreement and Plan of Merger by and among Par Petroleum Corporation, Bogey, Inc., Koko’oha Investments, Inc., and Bill D. Mills, dated as of June 2, 2014, as amended (the “Merger”). It is anticipated that following consummation of the Merger, PAR will restructure its businesses in Hawaii, including Mid Pac, in which case you will serve as the President of the resulting marketing and logistics entity. You will report to Joseph Israel, President and Chief Executive Officer of PAR. This position is full-time exempt.
The following is an outline of the terms and general conditions of your employment:

1.	Commencement Date: April 1, 2015.

2.
Salary: You will be paid an annual base salary of $300,000 in accordance with PAR’s standard payroll practice, pro-rated based on your Commencement Date. Your compensation will be reviewed annually in accordance with current PAR policy.

3.
Annual Incentive Bonus: Commencing in 2015, you will participate in an annual incentive plan and may be eligible for bonuses each year depending upon the profitability of the Company and your performance against metrics that will be defined each year. Your target bonus will be 75% of your annual base pay payable in cash.

You will also be eligible to participate in an annual stock and option based incentive plan that will be awarded at the end of each year depending upon the profitability of the Company and your performance against metrics that will be defined each year. Your annual at-risk target value will be 75% of your base pay. You may choose to accept this compensation in the form of (i) restricted PAR stock or (ii) 2/3 restricted PAR stock and 1/3 options; provided, however, such election shall be made within 5 days after the Commencement Date. The restricted stock will vest over a 4-year period, and the options will vest over a 3-year period. There is no guarantee of award payments where performance goals are not met. For 2015, such restricted stock (or restricted stock and options) shall be granted after the first Compensation Committee meeting subsequent to the Commencement Date.
The actual number of shares and options granted will be determined consistent with current PAR equity and option plans. The terms of the restricted stock and options grant will be customary for awards of this type and include key terms such as:

i.	A vesting schedule under which shares and options will vest on the anniversary of award.

ii.	Vesting shall occur immediately upon:

800 Gessner Rd., Suite 875 | Houston, Texas 77024
Office: (281) 899-4800 | Fax: (281) 565-1237

•	Death of grantee

•	Termination of grantee’s employment without cause

4.	Vacation: Your past industry experience will count for purposes of determining your vacation eligibility at Mid Pac in accordance with current company policies.

5.	Benefits: You will be eligible to participate in PAR sponsored benefits programs. We will provide you a summary of benefits separately.

6.	Severance: In the event of the termination of your employment without Cause or for Good Reason, (as hereinafter defined), you shall be entitled to receive the following severance benefits:

i.
Salary continuation payments equal to one (1) year's base annual compensation in effect at the time of your termination, less all applicable withholding and deductions, payable pro rata over a period of twelve (12) months;

ii.
A bonus equal to the average of the bonus paid to you over the prior three years (and if such termination occurs prior the end of three years, then the target bonus shall be imputed for such unserved periods), less all applicable withholding and deductions, payable pro rata over a period of twelve (12) months; and

iii.	Outstanding unvested equity awards shall be accelerated and vest effective upon the date of your termination of employment.
For purposes of this Offer Letter, the terms "Cause" and "Good Reason" shall have the following meanings:
"Cause" shall mean that you have (a) been convicted of, or plead nolo contendere to, a felony or crime involving moral turpitude; (b) committed an act of personal dishonesty or fraud involving personal profit in connection with your employment by Mid Pac, PAR or its affiliates; (c) committed a material breach of any material covenant, provision, term, condition, understanding or undertaking set forth in this offer letter or any restrictive covenant running in favor of PAR to which you may be subject; (d) committed an act which the Board of Directors of PAR, (including the Compensation Committee) has found to have involved willful misconduct or gross negligence on your part; (e) failed or refused to substantially perform the lawful duties of your employment in any material respect; or (f) failed to comply with the lawful written rules and policies of PAR and its affiliates in any material respect; provided, however, that no termination under clause (c), (d), (e) or (f) above shall be effective unless you shall have first received written notice describing in reasonable detail the basis for the termination and within fifteen (15) days following delivery of such notice you shall have failed to cure such alleged behavior constituting "Cause"; provided, further, that this notice requirement prior to termination shall be applicable only if such behavior or breach is capable of being cured.
"Good Reason" shall mean that you have resigned from employment with Mid Pac, PAR or its affiliates following the occurrence of one or more of the events set forth in the clauses (i) through (iv) below without your prior written consent, provided, that, in connection with any event or events specified in clauses (i) through (iv) below, (a) you have first delivered written notice to PAR of your intention to resign from employment due to one or more of such events, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such resignation, and (b) such event or events are not cured by PAR within fifteen (15) days (or such longer reasonable period of time as is necessary to cure such event so long as PAR is diligently pursuing such cure) following delivery of such written notice:

2

i.	any diminution in your base annual compensation;

ii.
any removal from your position as President of Mid Pac or the resulting marketing and logistics entity described in the first paragraph of this offer letter or any material diminution in your authority, duties, or responsibilities;

iii.	a material change in the geographic location of your principal office with PAR; or

iv.	any material breach by PAR of its obligations under this Agreement.
The foregoing severance benefits and payments shall be conditioned upon (1) your execution and delivery to PAR of an effective release of all claims against, and covenant not to sue, PAR and its subsidiaries, affiliates, officers, directors, employees, representatives and agents, which release is not revoked within applicable statutory timeframes and (2) your continued compliance with all restrictive covenants and continuing obligations to PAR, a breach of which covenants or obligations shall result in the termination and forfeiture of all of the foregoing benefits and payments.
In making this offer, PAR understands that you are not under any obligation to any former employer, person, firm, or corporation that would prevent, limit, or impair in any way the performance by you of the duties as an employee of PAR.
This offer letter supersedes and replaces in their entirety any and all employment, retention, severance or other similar agreements to which you may have been a party with Mid Pac, including but not limited to that certain Employment Agreement dated as of September 1, 2007. Accordingly, upon execution of this letter, such agreements shall be null and void and of no further effect, and you agree to waive and release any and all claims or causes of action you may possess against Mid Pac, PAR or any of their respective affiliates in connection therewith. You agree to execute any and all further documents that may reasonably be required to effectuate the terms of this paragraph.
We are delighted to have you join the PAR team and look forward to a long and mutually beneficial relationship. Should you have any questions, please do not hesitate to contact me directly.
To acknowledge your acceptance of the foregoing, please sign in the space below and return a copy to me no later than March 12, 2015, after which time this offer letter shall become void and of no force and effect.

Sincerely,

/s/ Joseph Israel

Joseph Israel
Chief Executive Officer

Agreed:

/s/ Jim Yates                        March 12, 2015
Jim R. Yates                        Date

3